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                                  EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




American Business Financial Services, Inc.
Bala Cynwyd, PA



         We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 23, 2002, relating to the consolidated financial statements of American Business Financial Services, Inc. and subsidiaries which is contained in that Prospectus, and to the incorporation by reference in the Prospectus of our report dated August 23, 2002, relating to the consolidated financial statements appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 2002.


         We also consent to the reference to us under the caption "Experts" in the Prospectus.





/s/ BDO Seidman, LLP

BDO Seidman, LLP
Philadelphia, PA

September 27, 2002